UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 7, 2006

Kraton Polymers LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-123747	94-2805249
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15710 John F. Kennedy Blvd., Suite 300, Houston, Texas		77032
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-504-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2006, Kraton Polymers LLC (the "Company") entered into a Joinder Agreement (the "Agreement"), by and among Amegy Bank National Association (the "Lender"), the Company, as the borrower, each of the guarantors listed on the signature pages thereto (the "Guarantors"), and UBS AG, Stamford Branch, as Administrative Agent.

As previously reported on Form 10-Q for the period ended March 31, 2006, on May 12, 2006 the Company consummated an amendment, which we refer to as the Amendment, to its senior secured credit agreement dated as of December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004 and as further amended as of February 16, 2006. The Amendment provided for a new Term Facility of $385 million, representing a $25 million increase over the original Term Facility, and extends the maturity of the Term Facility from December 23, 2010 to May 12, 2013. In addition, the Amendment extended the maturity of the Revolving Facility to May 12, 2011 and provided for the possibility of increasing the existing Revolving Facility and from $60 million to $80 million, subject to new revolving lenders becoming parties to the credit agreement.

Under the terms of the Agreement, the Lender became a revolving lender under the credit agreement and commited to provide up to $15 million of revolving loans, which increased the Revolving Facility from $60 million to $75 million. The terms of the Agreement are set forth on Exhibit 10.1 attached hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed with this Current Report pursuant to Item 1.01.

(c) Exhibits

10.1 Joinder Agreement dated June 7, 2006, between the Lender, the Company, the Guarantors and the Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

June 7, 2006	By:	/s/ Joseph J. Waiter

Name: Joseph J. Waiter
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Joinder Agreement dated June 7, 2006, executed by and among the Lender, the Company, the Guarantors and the Adminstrative Agent.